Exhibit 10.4
MASTER TRANSACTION AGREEMENT
FEBRUARY 2, 2022
This MASTER TRANSACTION AGREEMENT (this “Agreement”) is made and entered into on the date first written above by and between FLOTEK INDUSTRIES, INC., a Delaware corporation (the “Company”), and ProFrac Holdings, LLC, a Texas limited liability company (“Counterparty”) (each a “Party”, and collectively the “Parties”).
WHEREAS, the Company and Counterparty are parties to that certain Note Purchase Agreement, dated as of the date hereof (the “Note Purchase Agreement”), by and among the Company, Counterparty, and the other Purchasers named therein, pursuant to which, among other things, the Company is to issue and sell to the Purchasers, and the Purchasers are to purchase from the Company, 10% Convertible PIK Notes convertible into shares of Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”);
WHEREAS, Flotek Chemistry, LLC, an Oklahoma limited liability company and subsidiary of the Company (“Flotek Chemistry”), and ProFrac Services, LLC (“ProFrac”) are parties to that certain Chemical Products Supply Agreement (the “Supply Agreement”), dated as of the date hereof, pursuant to which, among other things, ProFrac, as purchaser, desires to purchase from Flotek Chemistry, and Flotek Chemistry, as supplier, desires to sell to ProFrac, ProFrac’s requirements for certain chemical products as further described in the Supply Agreement under the terms and conditions set forth therein; and
WHEREAS, the purpose of this Agreement is to supplement the agreements contained in the Note Purchase Agreement and the Supply Agreement, and is contingent upon, and shall become effective upon, the execution and delivery of the Note Purchase Agreement by the Company and Counterparty and the Supply Agreement by Flotek Chemistry and ProFrac.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.Issuance. On the date hereof, the Company shall issue and sell to Counterparty, and Counterparty shall purchase from the Company, the aggregate principal amount of Notes (as defined in the Note Purchase Agreement) of $10,000,000, such Notes to be in addition to the Initial Notes purchased in cash by Counterparty under the Note Purchase Agreement, and which purchase price payable under this Section 1 to be deemed paid in full on the date hereof in consideration of the execution and delivery by ProFrac of the Supply Agreement on the date hereof.
2.Repurchase. Upon the termination of the Supply Agreement by Flotek Chemistry in accordance with Section 24(a) or 24(c) thereof, the Company shall have the right, but not the obligation, to repurchase a percentage of the Notes issued pursuant to Section 1 of this Agreement (based on principal amount), or a percentage of shares of Common Stock or other securities issued pursuant to the Notes issued pursuant to Section 1 of this Agreement, as applicable, for aggregate consideration of $1.00, as follows (with the lowest applicable percentage below to be controlling):
(a)0%, if the aggregate amount of payments required to be paid to Flotek Chemistry under the terms and conditions of the Supply Agreement in respect of the first three years of the Term (as defined in the Supply Agreement) have been paid at or prior to the termination thereof;
(b)33.3%, if the aggregate amount of payments required to be paid to Flotek Chemistry under the terms and conditions of the Supply Agreement in respect of the first two years of the Term (as defined in the Supply Agreement) have been paid at or prior to the termination thereof;
(c)66.6%, if the aggregate amount of payments required to be paid to Flotek Chemistry under the terms and conditions of the Supply Agreement in respect of the first year of the Term (as defined in the Supply Agreement) have been paid at or prior to the termination thereof; or

Exhibit 10.4
(d)100%, if the aggregate amount of payments required to be paid to Flotek Chemistry under the terms and conditions of the Supply Agreement in respect of the first year of the Term (as defined in the Supply Agreement) have not been paid at or prior to the termination thereof.
Counterparty agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar or depositary against the transfer of the applicable amount of Counterparty’s shares of Common Stock from and after the valid exercise of the foregoing repurchase option.
3.Supply Agreement Amendment; Subsequent Equity Issuance. The Parties shall use good faith efforts to negotiate, on terms and conditions reasonably acceptable to the Parties, an extension of the Supply Agreement in consideration of a corresponding issuance of Notes, with the consummation of such transaction subject to prior stockholder approval in accordance with applicable law and the applicable rules of the New York Stock Exchange.
4.Director Designees. The Company shall take all reasonable actions necessary to promptly cause the board of directors of the Company to include two (2) designees of Counterparty, and such designees shall complete such customary questionnaires or other background review as is reasonably requested by the Company (and the results thereof shall be reasonably satisfactory to the Company). From and after the date such person becomes a director of the Company, such director shall serve as such until his or her respective successor is duly elected or appointed and qualified or his or her earlier death, resignation, or removal.
5.Miscellaneous. As between the Parties, the terms, provisions, representations, warranties, and covenants of the Note Purchase Agreement are hereby made part of this Agreement as if each of those sections of the Note Purchase Agreement were set forth herein, mutatis mutandis. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior or contemporaneous agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, and shall be binding upon the transferees, successors, and assigns of the Parties. To the extent of any conflict between the express provisions of this Agreement and the Transaction Documents (as defined in the Note Purchase Agreement) or the Supply Agreement, the provisions of this Agreement shall govern and be controlling.
[Signature pages follow.]

Exhibit 10.4
IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above

FLOTEK INDUSTRIES, INC.,
a Delaware corporation

By: /s/ Nicholas J. Bigney
Name: Nicholas J. Bigney
Title: Senior Vice President, General Counsel & Chief Compliance Officer

PROFRAC HOLDINGS, LLC
a Texas limited liability company

By: /s/ Matt Wilks
Name: Matt Wilks
Title: President and CFO

    Master Transaction Agreement